Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-228342

Issuer Free Writing Prospectus, dated September 25, 2019

ATMOS ENERGY CORPORATION

2.625% Senior Notes due 2029

3.375% Senior Notes due 2049

This Free Writing Prospectus relates only to the 2.625% Senior Notes due 2029 and 3.375% Senior Notes due 2049 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated September 25, 2019 relating to the 2.625% Senior Notes due 2029 and 3.375% Senior Notes due 2049.

2.625% Senior Notes due 2029

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A2 (Positive) / A (Stable)

Security Description:	Senior Unsecured Notes

Principal Amount:	$300,000,000

Maturity Date:	September 15, 2029

Trade Date:	September 25, 2019

Settlement Date (T+5):	October 2, 2019

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, beginning March 15, 2020 (short first coupon)

Coupon:	2.625%

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Yield:	1.732%

Spread to Benchmark Treasury:	+90 basis points

Yield to Maturity:	2.632%

Public Offering Price:	99.940% of principal amount plus accrued interest from the Settlement Date

Optional Redemption Provisions:

The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time in whole or from time to time in part. Prior to June 15, 2029, the redemption price will be equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted, on a semi-annual basis, at the make-whole call, plus, in each case, accrued interest to the date of redemption. At any time on or after June 15, 2029, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+15 basis points

CUSIP/ISIN:	049560 AR6 / US049560AR65

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC
CIBC World Markets Corp.
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Regions Securities LLC

3.375% Senior Notes due 2049

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A2 (Positive) / A (Stable)

Security Description:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Maturity Date:	September 15, 2049

Trade Date:	September 25, 2019

Settlement Date (T+5):	October 2, 2019

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, beginning March 15, 2020 (short first coupon)

Coupon:	3.375%

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Yield:	2.179%

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	3.379%

Public Offering Price:	99.926% of principal amount plus accrued interest from the Settlement Date

Optional Redemption Provisions:

The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time in whole or from time to time in part. Prior to March 15, 2049, the redemption price will be equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted, on a semi-annual basis, at the make-whole call, plus, in each case, accrued interest to the date of redemption. At any time on or after March 15, 2049, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+20 basis points

CUSIP/ISIN:	049560 AS4 / US049560AS49

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC
CIBC World Markets Corp.
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Regions Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Agricole Securities (USA) Inc. at 1-866-807-6030, J.P. Morgan Securities LLC at 1-212-834-4533, TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.

We expect that delivery of the notes will be made against payment therefor on or about October 2, 2019, which will be the fifth business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in two business days, and purchasers who wish to trade notes on the date of pricing or any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+5, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisers.

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